Exhibit 10.4

FINANCIAL SERVICES VEHICLE TRUST,
as Vehicle Trust,

and

BMW MANUFACTURING L.P.,
as UTI Beneficiary,

and

BMW FINANCIAL SERVICES NA, LLC,
as Servicer and Sponsor

20[__]-[__] SERVICING SUPPLEMENT Dated as of [________], 20[__]

i

3.1.	Termination of Supplement	28
3.2.	Governing Law	28
3.3.	Amendment	29
3.4.	Relationship of this Servicing Supplement to Other Trust Documents	29
3.5.	Binding Effect	30
3.6.	Table of Contents and Headings	30
3.7.	Counterparts	30
3.8.	Further Assurances	30
3.9.	No Waiver; Cumulative Remedies	30
3.10.	No Petition	30
3.11.	Limitation of Liability of Vehicle Trustee	31
3.12.	Intent of Parties; Reasonableness	31
3.13.	Series Disclaimer and Acknowledgment	32
3.14.	Third-Party Beneficiaries	32
3.15.	Effect of Supplement on Basic Servicing Agreement	32
3.16.	Additional Agreements	32

SCHEDULES

Schedule A	Location of Lease Files	Schedule A-1

EXHIBITS

Exhibit A	Schedule of 20[__]-[__] Vehicles	A-1
Exhibit B	Form of Annual Certification	B-1
Exhibit C	Servicing Criteria to be Addressed in Assessment of Compliance	C-1

ii

20[__]-[__] SERVICING SUPPLEMENT

This 20[__]-[__] Servicing Supplement, dated as of [________], 20[__], is among Financial Services Vehicle Trust, a Delaware statutory trust (the “Trust”), BMW Manufacturing L.P., an Indiana limited partnership, as grantor and initial beneficiary of the Trust (in such capacities, the “Grantor” and the “UTI Beneficiary,” respectively) and BMW Financial Services NA, LLC, a Delaware limited liability company (“BMW FS”), as servicer (in such capacity, the “Servicer”) and as sponsor (in such capacity, the “Sponsor”).

RECITALS

WHEREAS, the Grantor and UTI Beneficiary and BNY Mellon Trust of Delaware, formerly known as The Bank of New York (Delaware), as trustee (the “Vehicle Trustee”) of the Trust, have entered into that certain amended and restated trust agreement, dated as of August 30, 1995, as amended and restated as of September 27, 1996, as further amended as of May 25, 2000 and December 1, 2006 (the “Vehicle Trust Agreement”), pursuant to which the purposes of the Trust are, among other things, to take assignments and conveyances of, and hold in trust and deal in various Trust Assets (as such term is defined in the Vehicle Trust Agreement);

WHEREAS, the Trust and the Servicer have entered into that certain servicing agreement, dated as of August 30, 1995 (the “Basic Servicing Agreement”) and the parties hereto have entered into this supplement (the “Servicing Supplement” and together with the Basic Servicing Agreement, the “Servicing Agreement” or the “Agreement”), which provides for certain servicing obligations with respect to the Trust Assets; and

WHEREAS, the parties acknowledge that, in connection with the execution of the 20[__]-[__] Vehicle Trust supplement to the Vehicle Trust Agreement, dated as of [________], 20[__] (the “20[__]-[__] SUBI Supplement”, and together with the Vehicle Trust Agreement, the “SUBI Trust Agreement”), pursuant to which one special unit of beneficial interest in the Trust (the “20[__]-[__] SUBI”) will be created, it is necessary and desirable to enter into a supplemental agreement to the Basic Servicing Agreement providing for specific servicing obligations in connection with the Trust Assets allocable to the 20[__]-[__] SUBI.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1.       Definitions.  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Basic Servicing Agreement, the Indenture or in the SUBI Trust Agreement, as the case may be.  Whenever used in this Servicing

Supplement, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“20[__]-[__] Leases” has the meaning set forth in Section 2.1(a).

“20[__]-[__] SUBI” has the meaning set forth in the Recitals.

“20[__]-[__] SUBI Collection Account” means the trust account established pursuant to Section 3.1(a) of the SUBI Trust Agreement.

“20[__]-[__] SUBI Supplement” has the meaning set forth in the Recitals.

“20[__]-[__] Vehicles” has the meaning set forth in Section 2.1(a).

“20[__]-[__] SUBI Certificate” has the meaning set forth in the 20[__]-[__] SUBI Supplement.

“AAA” means the American Arbitration Association.

“Actuarial Payoff” means the excess of the sum of the Monthly Payments remaining until the end of the related 20[__]-[__] Lease and the Contract Residual Value over the remaining unearned rent charges, calculated using the actuarial method.

“Advance” means a Sales Proceeds Advance or a Monthly Payment Advance, as the context may require.

“ALG” means Automotive Lease Guide.

“ALG Residual Value” means the residual of a 20[__]-[__] Vehicle set forth as the ALG Residual Value in the lease schedule attached as Exhibit A to the 20[__]-[__] SUBI Supplement, which shall be the lesser of (i) the ALG residual values of the 20[__]-[__] Vehicles at the scheduled termination of the related 20[__]-[__] Leases at the time the related 20[__]-[__] Lease was signed and (ii) the ALG residual values of the 20[__]-[__] Vehicles at the scheduled termination of the related 20[__]-[__] Leases provided by ALG in [________] 20[__].

“Arbitration Rules” means the AAA’s Commercial Arbitration Rules and Mediation Procedures.

“ARR Lease” means a Lease as to which the related Obligor is more than [60] days delinquent in payments due and owed.

“Asset Representations Review” means, following the occurrence of a Delinquency Trigger, the review of ARR Leases to be undertaken by the Asset Representations Reviewer pursuant to the terms of the Asset Representations Review Agreement.

“Asset Representations Review Agreement” means the Asset Representations Review Agreement, dated as of [_______], 20[__], among the Asset Representations Reviewer, [the Issuer, BMW FS and the Depositor].

“Asset Representations Reviewer” means [____], or any successor Asset Representations Reviewer under the Asset Representations Review Agreement.

“Available Funds” has the meaning set forth in the Indenture.

“Basic Servicing Agreement” has the meaning set forth in the Recitals.

“BMW AG” means Bayerische Motoren Werke Aktiengesellschaft, a corporation organized under the laws of Germany.

“BMW Capital” means BMW US Capital, LLC, a Delaware limited liability company.

“BMW FS” has the meaning set forth in the Preamble.

“Business Trust Statute” means the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq.

“Center” means any of BMW passenger car centers, BMW light truck centers, BMW motorcycle dealers, MINI passenger car dealers or Rolls-Royce passenger car dealers.

“Collection Period” means the month immediately preceding the month in which the related Payment Date occurs (or, in the case of the initial Collection Period, the period commencing on [________], 20[__] and ending on [________], 20[__]).

“Contingent and Excess Liability Insurance Policies” means those certain vehicle liability, excess liability and other Insurance Policies issued to the Servicer for the benefit of the Servicer, the Trust, the UTI Beneficiary, the Depositor or the Issuer from time to time, to the extent such Insurance Policies relate to the 20[__]-[__] Vehicles, providing coverage for each accident and permitting multiple claims in any policy period subject to customary deductibles.

“Cutoff Date” means close of business on [________], 20[__].

“Daily Advance Reimbursements” means amounts collected and netted on an ongoing basis from SUBI Collections by the Servicer to repay Monthly Payment Advance amounts where a Monthly Payment Advance amount has been recovered in a subsequent payment made by the related Lessee in respect of the Monthly Payment due with respect to the related 20[__]-[__] Vehicle.

“Defaulted Lease” means a 20[__]-[__] Lease terminated by (a) the Servicer following a default by or bankruptcy of the related Lessee or (b) the Servicer because the related 20[__]-[__] Vehicle has been lost, stolen or damaged beyond economic repair.

“Defaulted Vehicle” means a 20[__]-[__] Vehicle related to a Defaulted Lease.

“Delinquency Trigger” means the aggregate Securitization Value of Leases that are 60 or more days delinquent (calculated by reference to active accounts only) as a percentage of the Aggregate Securitization Value as of the last day of a Collection Period exceeds the Delinquency Trigger Percentage.

“Delinquency Trigger Percentage” equals [__]%.

 “Deposit Date” means the Business Day immediately preceding the related Payment Date.

“Depositor” means BMW Auto Leasing LLC.

“Discount Rate” means [____]%.

“Disposition Expenses” means expenses and other amounts reasonably incurred by the Servicer in connection with the sale or other disposition of a Matured Vehicle, a Defaulted Vehicle or a 20[__]-[__] Vehicle related to an Early Termination Lease, including but not limited to sales commissions, and expenses incurred in connection with making claims under any Contingent and Excess Liability Insurance or other applicable insurance policies.  Disposition Expenses will be reimbursable to the Servicer from amounts otherwise included in Sales Proceeds, Insurance Proceeds, and Termination Proceeds.

“Early Termination Cost” means the amount paid by a Lessee pursuant to the 20[__]-[__] Lease upon the termination of an Early Termination Lease and the return of the related 20[__]-[__] Vehicle equal to the sum of (a) any due but unpaid Monthly Payments; (b) any fees and taxes assessed or billed in connection with the 20[__]-[__] Lease and any other amount charged to the Lessee under the 20[__]-[__] Lease, including repair charges at termination; (c) a disposition fee; and (d) the Actuarial Payoff; minus (e) the estimated value of the vehicle as determined by Black Book Wholesale Average Condition, or if unavailable, the N.A.D.A. Official Used Car Guide Wholesale Average Condition (or, in California, the Kelly Blue Book Auto Market Report).

“Early Termination Lease” means a 20[__]-[__] Lease terminated by the related Lessee prior to its Maturity Date.

“End of Lease Term Liability” means, with respect to a Matured Vehicle returned to the Servicer by the Lessee, the amount paid by such Lessee including any disposition fee, unpaid Monthly Payments due, Excess Mileage Payments and Excess Wear and Use Payments and any fees and taxes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Mileage Payments” means excess mileage charges payable by the Lessee under a 20[__]-[__] Lease.

“Excess Wear and Use Payments” means amounts payable by the Lessee under a 20[__]-[__] Lease to repair damage to the related 20[__]-[__] Vehicle outstanding upon return thereof to the Servicer.

“Grantor” has the meaning set forth in the Preamble.

“Holder” means the holder from time to time of a 20[__]-[__] SUBI Certificate.

“Indenture” means that certain indenture, dated as of [________], 20[__], between the Issuer and the Indenture Trustee.

“Initial Note Balance” means the initial principal amount of the Notes.

“Insurance Proceeds” means any recoveries or proceeds collected by the Servicer net of related Disposition Expenses under any insurance policy, including any self-insurance, and also including any vehicle liability insurance policy required to be obtained and maintained by the Lessee pursuant to the related 20[__]-[__] Lease, any blanket or supplemental vehicle casualty insurance policy maintained by the Servicer and any other insurance policy relating to the 20[__]-[__] Lease or the related Lessee, in each case in connection with damage to a related 20[__]-[__] Vehicle or its loss, destruction or theft, except to the extent required to be paid to a Lessee.

“Issuer” means the BMW Vehicle Lease Trust 20[__]-[__].

“Lease Rate” means for each 20[__]-[__] Lease, the rent charge portion of each Monthly Payment, calculated on a constant yield basis at an imputed interest rate.

“Lease Term” means the duration of a 20[__]-[__] Lease, as extended pursuant to Section 2.2.

“Lessee” means the lessee of a 20[__]-[__] Vehicle.

“Lien” means any mortgage, pledge, lien, security interest or encumbrance of any kind.

“Like-Kind Exchange Program” means the transactions contemplated by a certain Master Exchange Agreement, dated as of December 28, 1998, as amended as of January 2, 2007 and as further amended as of June 29, 2009, between BMW Financial Services NA, Inc. (predecessor in interest to BMW FS) and Financial Services Remarketing, Inc., or any similar program or arrangement.

“Liquidated Lease” shall mean a 20[__]-[__] Lease for which any of the following has occurred during a Collection Period (or, with respect to clause (d) below, on the Deposit Date immediately following such Collection Period):

(a) the related Leased Vehicle was sold or otherwise disposed of by the Servicer following (i) such 20[__]-[__] Lease becoming a Defaulted Lease, (ii) the early termination (including any early termination by the related Lessee) of such 20[__]-[__] Lease, or (iii) such 20[__]-[__] Vehicle becoming a Matured Vehicle;

(b) such 20[__]-[__] Lease became a Defaulted Lease or such 20[__]-[__] Lease terminated or matured more than 90 days prior to the end of such Collection Period and the related Leased Vehicle was not sold;

(c) the Servicer’s records, in accordance with its customary servicing practices, disclose that all Insurance Proceeds expected to be received have been received by the Servicer following a casualty or other loss with respect to the related 20[__]-[__] Vehicle; or

(d) the Servicer shall have made a Sales Proceeds Advance with respect to such 20[__]-[__] Lease.

“Matured Lease” means a 20[__]-[__] Lease that has reached its Maturity Date.

“Matured Vehicle” means a 20[__]-[__] Vehicle for which the related 20[__]-[__] Lease has reached its Maturity Date.

“Maturity Date” means with respect to any 20[__]-[__] Lease, the scheduled termination date specified in such 20[__]-[__] Lease, as such date may be extended from time to time in accordance with Section 2.2.

“Minimum Required Rating” means, with respect to (i) BMW Capital, a short-term unsecured debt rating of the commercial paper of BMW Capital (which commercial paper is guaranteed by BMW AG) equal to or greater than “[____]” by [__________] or “[____]” by [__________], or (ii) the Servicer, if an affiliate of BMW Capital is not the Servicer, a short-term unsecured debt rating of the commercial paper of such entity equal to or greater than “[____]” by [__________] or “[____]” by [__________].

“Monthly Payment” means the fixed lease payment payable monthly by the Lessee in respect of a 20[__]-[__] Lease and does not include other amounts payable by the Lessee, such as late charges, returned check fees, taxes and similar items (all of which will be payable to the Servicer).

“Monthly Payment Advance” means the amount advanced by the Servicer to the Issuer on a Deposit Date equal to the unpaid Monthly Payment due from the related Lessee.

“Monthly Remittance Condition” means

(i)           (A) BMW Capital (or, if an affiliate of BMW Capital is not the Servicer, the entity that is the Servicer) has the Minimum Required Rating or has a rating otherwise acceptable to each Rating Agency, as evidenced by the satisfaction of the Rating Agency Condition and (B) no Servicer Default has occurred; or

(ii)           if (A) the Servicer obtains a Servicer Letter of Credit under which demands for payment may be made to secure timely remittance of monthly SUBI Collections to the 20[__]-[__] SUBI Collection Account and (B) each Rating Agency has been notified and has not confirmed in writing within 10 Business Days (or such shorter period as is practicable or acceptable to such Rating Agency) that such action will result in a Rating Event.

“Optional Purchase” or “Optional Purchase Price” have the respective meanings set forth in Section 2.19.

“Payahead Amount” means payments remitted by the related Lessees in excess of the Monthly Payment and any fees with respect to a 20[__]-[__] Lease.

“Payment Date” means the [____]th day of each month, or, if not a Business Day, the next succeeding Business Day commencing with the first Payment Date on [________], 20[__].

“Payment Date Advance Reimbursement” has the meaning set forth in Section 2.4(b)(i).

“Prospectus” means the prospectus, dated [________], 20[__] relating to the offering of the Notes.

“Pull-Ahead Amount” means, with respect to a 20[__]-[__] Lease, an amount equal to the amount set forth in clause (a)(i) of the definition of Securitization Value.

“Purchase Option Price” means the amount payable by a Lessee upon the exercise of its option to purchase a related Vehicle which amount equals (a) with respect to a Matured Vehicle, the Contract Residual Value plus any fees, taxes and other charges imposed in connection with such purchase and (b) with respect to a related 20[__]-[__] Vehicle for which the related 20[__]-[__] Lease has been terminated early by the Lessee, the sum of (i) any unpaid Monthly Payments due, (ii) any fees, taxes and other charges imposed in connection with the related Lease, (iii) an early termination fee and (iv) the Actuarial Payoff.

“Rating Event” has the meaning set forth in the Indenture.

“Reallocation Payment” means, with respect to events causing the Servicer to have an obligation to repurchase a 20[__]-[__] Lease and the related 20[__]-[__] Vehicle pursuant to Section 2.2 or 2.3, the Securitization Value of such 20[__]-[__] Lease as of the day on which the related cure period ended.

“Recovery Proceeds” means any Insurance Proceeds, any security deposit applied to an amount owed by a Lessee, any Total Loss Payoff, Early Termination Cost and End of Lease Term Liability received from a Lessee and any other net recoveries received by the Servicer with respect to the 20[__]-[__] Lease that have been charged-off, minus amounts included in such items that represent third-party charges paid or payable (such as fees, taxes and repair costs).

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005) ) and Asset-Backed Securities Disclosure and Registration, Securities Act Release No. 33-9638, 79 Fed. Reg. 57,184 (Sept. 24, 2014)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Requesting Noteholders” shall have the meaning ascribed thereto in Section 12.01 of the Indenture.

“Requesting Party” shall have the meaning ascribed thereto in Section 4.02(a).

“Required Percentage” means the holders of not less than 66 2/3% of the Outstanding Amount of the Notes.

“Residual Value Loss” means, in respect of a Collection Period, the amount, if any, by which the aggregate of Sales Proceeds and Termination Proceeds during such Collection Period are less than the aggregate ALG Residual Values of the related 20[__]-[__] Leases.

“Residual Value Loss Vehicle” means, a 20[__]-[__] Vehicle that has been sold and in respect of which (i) the Servicer has made a Sales Proceeds Advance and (ii) the Sales Proceeds Advance exceeds the related Sales Proceeds or Termination Proceeds, as the case may be.

“[__________]” means [__________].

“Sales Proceeds” means, with respect to any 20[__]-[__] Vehicle, all proceeds received from the sale at auction of such 20[__]-[__] Vehicle, net of related

Disposition Expenses (or where applicable, an amount equal thereto deposited by the Servicer pursuant to the Servicing Agreement in connection with the reallocation of 20[__]-[__] Vehicles under the Like-Kind Exchange Program).

“Sales Proceeds Advance” means the amount advanced by the Servicer to the Issuer on a Deposit Date equal to the Securitization Value of a 20[__]-[__] Lease that was terminated during the related Collection Period and for which the related 20[__]-[__] Vehicle was not sold by the Servicer.

“Sarbanes Certification” has the meaning set forth in Section 2.12(a)(iv).

“Securitization Rate” means, with respect to a 20[__]-[__] Lease, an annualized rate that is the greater of (a) the Lease Rate for that 20[__]-[__] Lease and (b) the Discount Rate.

“Securitization Value” means, with respect to any 20[__]-[__] Lease (a) as of any date other than the Maturity Date of such 20[__]-[__] Lease, the sum of (i) the present value (discounted at the Securitization Rate) of the aggregate Monthly Payments remaining on such 20[__]-[__] Lease (including Monthly Payments due and not yet paid for which the Servicer has never made a Monthly Payment Advance) and (ii) the present value (discounted at the Securitization Rate) of the ALG Residual Value of the related 20[__]-[__] Vehicle and (b) as of the Maturity Date of the related 20[__]-[__] Lease, the ALG Residual Value of the related 20[__]-[__] Vehicle; provided, however, that the Securitization Value of a Liquidated Lease, except for purposes of calculating a Reallocation Payment, is equal to zero.

“Servicer” has the meaning set forth in the Preamble.

“Servicer Default” has the meaning set forth in Section 2.14.

“Servicer Letter of Credit” means a letter of credit, surety bond or insurance policy issued by a depository institution, insurance company or financial institution having a short-term credit rating at least equal to the Required Deposit Rating and providing that the Indenture Trustee may draw thereupon in the event the Servicer fails to deposit SUBI Collections into the 20[__]-[__] SUBI Collection Account on a monthly basis.

“Servicing Agreement” has the meaning set forth in the Recitals.

“Servicing Criteria” means the “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

“Servicing Fee” means, for each related Collection Period, an amount equal to [____]% per annum of the outstanding Aggregate Securitization Value of the 20[__]-[__] Leases as of the first day of the Collection Period; provided that in the case of the first Payment Date, the Servicing Fee will be an amount equal to the sum of

(a) [____]% per annum of the Aggregate Securitization Value of the 20[__]-[__] Leases as of the Cutoff Date and (b) [____]% per annum of the outstanding Aggregate Securitization Value of the 20[__]-[__] Leases as of [________], 20[__].

“Servicing Supplement” means this 20[__]-[__] servicing supplement to the Basic Servicing Agreement.

“Sponsor” has the meaning set forth in the Preamble.

“SUBI Collections” has the meaning set forth in the Indenture.

“Subcontractor” means any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the asset-backed securities market) of the 20[__]-[__] Leases and 20[__]-[__] Vehicles but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to the 20[__]-[__] Leases and 20[__]-[__] Vehicles under the direction or authority of the Servicer or a Subservicer.

“Subservicer” means any Person that services the 20[__]-[__] Leases and 20[__]-[__] Vehicles on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement that are identified in Item 1122(d) of Regulation AB.

“Termination Proceeds” means any Purchase Option Price received upon the purchase of a 20[__]-[__] Vehicle by the related Lessee or the price received from the sale of a 20[__]-[__] Vehicle to a dealer minus amounts included in either such price that represent reimbursement for third-party charges paid or payable (such as fees and taxes).

“Total Loss Payoff” means, with respect to a 20[__]-[__] Vehicle that has been lost, stolen or damaged beyond economic repair, an amount paid by the Lessee generally equal to the deductible under the related insurance policy, unpaid Monthly Payments due, and any official fees and taxes and any other charges owed under the 20[__]-[__] Lease.

“Treasury Regulations” has the meaning set forth in the Trust Agreement.

“Trust” has the meaning set forth in the Preamble.

“Trust Agreement” means that certain trust agreement, as amended and restated as of [________], 20[__], between the Depositor and the Owner Trustee.

“Trust Certificate” has the meaning set forth in the Trust Agreement.

“Trust State” means a state in which the Vehicle Trust has all licenses, if any, necessary to own and lease vehicles.

“UTI Beneficiary” has the meaning set forth in the Preamble.

“Vehicle Representation Date” means, with respect to any 20[__]-[__] Vehicle, the Cutoff Date.

“Vehicle Trust Agreement” has the meaning set forth in the Recitals.

“Vehicle Trustee” has the meaning set forth in the Recitals.

1.2.       Interpretative Provisions.  For all purposes of this Servicing Supplement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used in this Servicing Supplement include, as appropriate, all genders and the plural as well as the singular, (ii) references to words such as “herein”, “hereof” and the like shall refer to this Servicing Supplement as a whole and not to any particular part, Article or Section within this Servicing Supplement, (iii) references to a Section such as “Section 1.01” or an Article such as “Article One” shall refer to the applicable Section or Article of this Servicing Supplement, (iv) the term “include” and all variations thereof shall mean “include without limitation” and (v) the term “proceeds” shall have the meaning ascribed to such term in the UCC.

ARTICLE II - SERVICING OF THE 20[__]-[__] LEASES AND 20[__]-[__] VEHICLES

2.1.       Identification of 20[__]-[__] Vehicles and 20[__]-[__] Leases; Servicing; Securitization Value.

(a)      The Servicer hereby identifies, allocates and segregates as 20[__]-[__] SUBI Assets the Leased Vehicles more particularly described on Exhibit A hereto and the Leases relating to such Leased Vehicles (respectively, the “20[__]-[__] Leases” and the “20[__]-[__] Vehicles”); provided, however, that the 20[__]-[__] Leases and 20[__]-[__] Vehicles as of any date of determination shall not include any Lease or Leased Vehicle, respectively, that has been reallocated from the 20[__]-[__] SUBI to the UTI or to an Other SUBI pursuant to this Servicing Supplement on or prior to such date.  Exhibit A shall set forth as to each 20[__]-[__] Lease or 20[__]-[__] Vehicle, as the case may be, the (i) vehicle identification number, (ii) date of origination, (iii) the Securitization Value as of the Cutoff Date, (iv) ALG Residual Value, (v) the Monthly Payment and (vi) number of months remaining from the Cutoff Date to the month in which the Maturity Date occurs.

(b)      Notwithstanding the last sentence of the third paragraph of Section 2.1(a) of the Basic Servicing Agreement and the parenthetical provision in the first paragraph of Section 2.6 of the Basic Servicing Agreement, the Servicer will service the 20[__]-[__] SUBI Assets in accordance with the customary and usual procedures of the Servicer in respect of automobile leases serviced by it for its own account.

(c)      The Servicer shall calculate a Securitization Value for each 20[__]-[__] Lease.

2.2.       Extensions; Monthly Payments; Term.

(a)      Consistent with its customary servicing practices, the Servicer may, in its discretion, modify or extend the term of a 20[__]-[__] Lease or re-lease a 20[__]-[__] Lease; provided, that if (i) the Servicer makes an extension that exceeds six months or (ii) the related 20[__]-[__] Lease as extended would mature later than the last day of the Collection Period preceding the Class A-4 Note Final Scheduled Payment Date or the 20[__]-[__] Vehicle is re-leased, the Servicer shall, on the Deposit Date related to the Collection Period in which the Servicer discovers or is notified that such event described in clauses (i) or (ii) has occurred, (x) deposit or cause to be deposited into the 20[__]-[__] SUBI Collection Account an amount equal to the Securitization Value (with respect to extensions) or the Contract Residual Value (with respect to re-leases) of the related 20[__]-[__] Lease as of the last day of the related Collection Period and (y) direct the Vehicle Trustee to either reallocate such 20[__]-[__] Lease and the related 20[__]-[__] Vehicle from the 20[__]-[__] SUBI to the UTI or cause such 20[__]-[__] Lease and 20[__]-[__] Vehicle to be conveyed to the Servicer as described in Section 2.3.

(b)           The Servicer will be required to purchase or cause to be purchased a 20[__]-[__] Vehicle before the Maturity Date of the related 20[__]-[__] Lease and remit to the 20[__]-[__] SUBI Collection Account an amount equal to the Securitization Value of that 20[__]-[__] Lease as of the effective date of termination if the Servicer agrees with the related Lessee to a change in the Lease Rate applicable to that 20[__]-[__] Vehicle and that change results in a change to the Contract Residual Value and/or the related Lease Term.

2.3.       Representations, Reallocation and Repurchase of 20[__]-[__]Leases and 20[__]-[__] Vehicles.

(a)      The Servicer hereby makes to the other parties hereto and the parties to the SUBI Trust Agreement the representations and warranties contained in Section 2.15 hereof as to each 20[__]-[__] Lease and 20[__]-[__] Vehicle as of the Vehicle Representation Date.  The Servicer also hereby represents and warrants that aside from the selection criteria included in such representations and warranties it used no adverse selection procedures in selecting any of the 20[__]-[__] Leases for inclusion in the 20[__]-[__] SUBI and that aside from such criteria it is not aware of any bias in the selection of the 20[__]-[__] Leases which would cause delinquencies or losses on the 20[__]-[__] Leases to be worse than any other Leases held by the Vehicle Trust; provided, however, that the Servicer can make no assurance as to the actual delinquencies or losses on the 20[__]-[__] Leases other than as specifically set forth in Section 2.15.

Upon discovery by the Vehicle Trustee or the Servicer or upon notice to a Responsible Officer of the Indenture Trustee that any such representation or warranty was incorrect as of the date hereof and materially and adversely affects the interests of the Trust in the related 20[__]-[__] Lease or 20[__]-[__] Vehicle, the party discovering such incorrectness (if other than the Servicer) shall give prompt written notice to the Servicer.  Within 60 days after the Servicer’s discovery of such incorrectness or receipt of the foregoing notice, the Servicer shall cure in all material respects the circumstance or condition as to which the representation or warranty was incorrect as of the date hereof.  If the Servicer is unable or unwilling to do so within such period, it shall promptly (i) deposit or cause to be deposited into the SUBI Collection Account an amount equal to the Reallocation Payment and (ii) direct the Vehicle Trustee to cause such 20[__]-[__] Vehicle and the related 20[__]-[__] Lease to be conveyed to the Servicer as described in Section 2.3(h) below.  Such deposit of the Reallocation Payment shall satisfy the Servicer’s obligations pursuant to this Section, shall be deemed to constitute payment in full of the Reallocation Payment with respect thereto and shall cure any incorrectness of the related representation or warranty for purposes of this Agreement.  The Vehicle Trustee shall have no duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any 20[__]-[__] Vehicle or 20[__]-[__] Lease pursuant to this Section 2.3(a) or the eligibility of any 20[__]-[__] Vehicle or related 20[__]-[__] Lease for purposes of the SUBI Trust Agreement.

(b)      [Reserved].

(c)      The Servicer shall be required to repurchase a 20[__]-[__] Vehicle and the related 20[__]-[__] Lease and remit to the related 20[__]-[__] SUBI Collection Account a Reallocation Payment for such 20[__]-[__] Vehicle and 20[__]-[__] Lease if the related Lessee moves to a state that is not a Trust State and such state does not become a Trust State within 90 days after the Servicer has become aware of such move.  The Reallocation Payment must be made by the Servicer on the next Deposit Date following the end of such 90-day period.

(d)      The Servicer shall be required to pay to the Trust any Monthly Payments (less any unearned rent charges calculated under the scheduled actuarial method) that have been forgiven in connection with a 20[__]-[__] Lease pursuant to any new lease incentive program.

(e)      The sole remedy of the Trust, the Related Beneficiary, the Holder and the Registered Pledgee with respect to events causing the Servicer to repurchase certain 20[__]-[__] Vehicles as provided herein, shall be to require the Servicer to make the payment of the Reallocation Payment, as set forth herein.  The obligation of the Servicer under this Section shall survive any termination of the Servicer hereunder.

(f)      The Servicer may purchase a Matured Vehicle at any time.  In connection with the purchase by the Servicer of a Matured Vehicle pursuant to this Section, with respect to the related 20[__]-[__] Lease, in the event that (i) no Sales Proceeds Advance has been made, the purchase price of such Matured Vehicle will equal the Contract Residual Value of such 20[__]-[__] Lease as of the date of expiration and (ii) a Sales Proceeds Advance has been made, no additional amounts need be remitted by the Servicer except the excess of the Contract Residual Value over the ALG Residual Value; provided, however, that the Servicer shall relinquish all rights to reimbursement of any such Sales Proceeds Advance.

(g)      Immediately prior to the sale or disposition of a Matured Vehicle, a Defaulted Vehicle or a 20[__]-[__] Vehicle related to an Early Termination Lease, the Servicer (so long as the Servicer is BMW FS) may reallocate such Matured Vehicle, Defaulted Vehicle or 20[__]-[__] Vehicle related to an Early Termination Lease from the 20[__]-[__] SUBI to the UTI for purposes of implementing the Servicer’s Like-Kind Exchange Program.  In connection with such reallocation, the Servicer will cause to be deposited into the 20[__]-[__] SUBI Collection Account an amount equal to Sales Proceeds (in lieu of actual Sales Proceeds) no later than two Business Days after such reallocation, or, if the Monthly Remittance Condition is met, the Servicer shall be permitted to retain such amounts until such amounts are required to be disbursed on the next Payment Date. Upon receipt of an amount equal to Sales Proceeds with respect to each such Matured Vehicle, Defaulted Vehicle or 20[__]-[__] Vehicle related to an Early Termination Lease, the 20[__]-[__] SUBI shall have no claim against or interest in such Matured Vehicle, Defaulted Vehicle or 20[__]-[__] Vehicle related to an Early Termination Lease.

(h)      Upon the purchase by the Servicer of a 20[__]-[__] Vehicle and the related 20[__]-[__] Lease pursuant to this Section, the Trust or the Vehicle Trustee on behalf of the Trust, as applicable, shall be deemed to transfer, assign, set over and otherwise convey to the Servicer, without recourse, representation or warranty, all right, title and interest of the Trust in, to and under such 20[__]-[__] Vehicle and the related 20[__]-[__] Lease, all monies due or to become due with respect thereto after the date of such repurchase and all proceeds thereof.  The Vehicle Trustee shall, at the written direction and expense of the Servicer, execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by the Servicer to effect the conveyance of each such 20[__]-[__] Vehicle and the related 20[__]-[__] Lease pursuant to this Section, including the execution for filing by the Servicer with the related Registrar of Titles of an application for transfer of ownership of each such 20[__]-[__] Vehicle to the Servicer.

2.4.       Collections and Payment Date Advance Reimbursement.

(a)      The Servicer shall, with respect to SUBI Collections and amounts in respect of the 20[__]-[__] SUBI Certificate, remit to the 20[__]-[__] SUBI Collection Account (i) all Monthly Payments, (ii) all deposits required by Section 2.2 of the Basic Servicing Agreement, (iii) all Reallocation Payments pursuant to Sections 2.2 or 2.3 above, (iv) all Advances, (v) any Pull-Ahead Amounts, (vi) any Recovery Proceeds and (vii) any Sales Proceeds or Termination Proceeds from the disposition of a Matured Vehicle at auction or through sale to a dealer (it being understood that, with respect to Sales Proceeds, the Servicer shall not be obligated to remit the actual Sales Proceeds for 20[__]-[__] Vehicles removed from the Issuer under the Like-Kind Exchange Program, but instead such Sales Proceeds shall be held by the Qualified Intermediary and the

Servicer will remit an amount equal to such Sales Proceeds with respect to each 20[__]-[__] Vehicle or 20[__]-[__] Lease subject to the Like-Kind Exchange Program as provided above), in each case, on the Business Day prior to the Payment Date for so long as the Monthly Remittance Condition is satisfied.  So long as the Monthly Remittance Condition is satisfied, the Servicer will remit all such amounts described in the preceding sentence within two Business Days of receipt to an account established and maintained by BMW Capital. If the Monthly Remittance Condition is not satisfied, SUBI Collections will be deposited into the 20[__]-[__] SUBI Collection Account within two Business Days of receipt. Notwithstanding anything herein to the contrary, so long as BMW FS is the Servicer, BMW FS may withhold from the deposit into the 20[__]-[__] SUBI Collection Account any amounts indicated on the related Payment Date Certificate as being due and payable to the Servicer.  Notwithstanding Section 2.11 of the Basic Servicing Agreement, Insurance Proceeds shall be remitted in accordance with this Section 2.4(a).

Pending deposit into the 20[__]-[__] SUBI Collection Account, SUBI Collections may be employed by the Servicer at its own risk and for its own benefit and shall not be segregated from its own funds; provided, that the Servicer shall be permitted to apply Sales Proceeds for the acquisitions of leases and vehicles through the Like-Kind Exchange Program, in which case it shall remit an amount equal to Sales Proceeds with respect to each 20[__]-[__] Vehicle or 20[__]-[__] Lease subject to the Like-Kind Exchange Program no later than two Business Days after such reallocation, or, if the Monthly Remittance Condition is met, the Servicer shall be permitted to retain such amount received during a Collection Period until the Business Day immediately preceding the next Payment Date.  Notwithstanding anything to the contrary set forth herein or in the Vehicle Trust Agreement, amounts in the escrow account established pursuant to the Like-Kind Exchange Program shall not be subject to any lien so long as there is no Indenture Default under the Indenture.

(b)      The Servicer shall prepare and deliver the Payment Date Certificate as provided in Section 8.03 of the Indenture.  Pursuant to the Payment Date Certificate, the Servicer shall allocate Available Funds on deposit in the 20[__]-[__] SUBI Collection Account with respect to the related Collection Period and instruct the Indenture Trustee to make, no later than 3:00 p.m. New York City time, on each Payment Date, the following deposits and distributions in the following amounts and order of priority:

(i)           to the Servicer the sum of any outstanding Advances which have been outstanding as of the end of the related Collection Period for at least 90 days, and with respect to 20[__]-[__] Vehicles that have become Residual Value Loss Vehicles during the related Collection Period, an amount equal to the excess, if any, of (1) the related aggregate Sales Proceeds Advances, over (2) the sum of the aggregate related Sales Proceeds and aggregate related Termination Proceeds (collectively, the “Payment Date Advance Reimbursement”);

(ii)           to or on behalf of the Servicer, the Servicing Fee in respect of the related Collection Period, together with any unpaid Servicing Fees in respect of one or more prior Collection Periods; and

(iii)           to the Note Distribution Account, the Reserve Fund and Certificate Distribution Account, such distributions in the amounts and order of priority as set forth in Sections 8.04(a), 5.04 and 10.01 of the Indenture.

(c)      No trust account will be established to segregate any Payahead Amounts received by Lessees.

2.5.       Net Deposits.  Notwithstanding anything to the contrary contained in this Servicing Supplement, for so long as BMW FS is the Servicer, the Servicer shall be permitted to deposit into the 20[__]-[__] SUBI Collection Account only the net amount distributable to the Issuer, as holder of the 20[__]-[__] SUBI Certificate, on the related Deposit Date.  The Servicer shall, however, account to the Issuer, the Vehicle Trustee, the Indenture Trustee (or any successor to the duties of the Indenture Trustee), the Owner Trustee and the Noteholders as if all of the deposits and distributions described herein were made individually.

2.6.       Servicing Compensation.

(a)      As compensation for the performance of its obligations under this Servicing Supplement, the Servicer shall be entitled to receive the Servicing Fee with respect to the 20[__]-[__] SUBI Assets.  This Section 2.6(a) replaces Section 2.5(a) of the Basic Servicing Agreement with respect to the 20[__]-[__] SUBI Assets.

(b)      The Servicer shall also be entitled to additional servicing compensation with respect to the 20[__]-[__] SUBI Assets in the form of expense reimbursement and any other administrative fees or similar charges under the 20[__]-[__] Leases, including but not limited to any late payment fees now or later in effect, extension fees and early termination fees.

2.7.       Advances.

(a)      On each Deposit Date, the Servicer will, subject to 2.7(c) make, by deposit into the SUBI Collection Account, a Monthly Payment Advance in respect of the unpaid Monthly Payment of a 20[__]-[__] Lease.

(b)      On each Deposit Date, the Servicer may, in its sole discretion, subject to Section 2.7(c), make, by deposit into the 20[__]-[__] SUBI Collection Account, Sales Proceeds Advances.  After the Servicer has made a Sales Proceeds Advance with respect to a 20[__]-[__] Vehicle, the Issuer shall have no claim against or interest in such 20[__]-[__] Vehicle or any Sales Proceeds or Termination Proceeds, as the case may be, resulting from the sale or other disposition thereof.  If the Servicer shall sell or otherwise dispose of a 20[__]-[__] Vehicle after having made a Sales Proceeds Advance, the Issuer may retain all of such Sales Proceeds Advance, and the Servicer shall retain the related Sales Proceeds or Termination Proceeds, as the case may be, up to the Securitization Value of the related Lease, and will deposit any Sales Proceeds or Termination Proceeds, as the case may be, in excess of the Securitization Value into the SUBI Collection Account.  If the Servicer has not sold a 20[__]-[__] Vehicle within 90 days after it has made a Sales Proceeds Advance, it shall be reimbursed for such Sales Proceeds Advance as part of the Payment Date Advance Reimbursement in accordance with Section 2.4(b)(i).  Within six months of receiving that reimbursement, if the related 20[__]-[__] Vehicle has not been sold, the Servicer shall, if permitted by applicable law, cause such 20[__]-[__] Vehicle to be sold at auction and shall remit the proceeds associated with the disposition of such 20[__]-[__] Vehicle to the 20[__]-[__] SUBI Collection Account, except as otherwise provided in Section 2.3(g).

(c)      Notwithstanding anything to the contrary in the Servicing Agreement, the Servicer shall be required to make Advances only to the extent that it determines that such Advance will be recoverable from future payments on or in respect of the related 20[__]-[__] Lease or 20[__]-[__] Vehicle.

2.8.       Third Party Claims.  The Servicer shall immediately notify the Depositor (in the event that BMW FS is not acting as Servicer), the Issuer, the Vehicle Trustee and the Indenture Trustee (or any successor to the duties of the Indenture Trustee) upon learning of a claim or Lien of whatever kind of a third party that would materially and adversely affect the interests of the Depositor, the Issuer or the Trust with respect to the 20[__]-[__] SUBI Assets.

2.9.       Contingent and Excess Liability Insurance Policies.  So long as any Securities are outstanding, the Servicer shall maintain and pay when due all premiums with respect to the Contingent and Excess Liability Insurance Policies unless termination of any Contingent and Excess Liability Policy will not reduce the Servicer’s insurance coverage below the $10 million minimum and the Rating Agency Condition is satisfied with respect to such termination.  The Servicer shall maintain such Contingent and Excess Liability Insurance Policies that provide insurance coverage of at least $10 million per accident and permit multiple claims in any policy period.

2.10.       Reporting by the Servicer; Delivery of Certain Documentation.

(a)      On or prior to the Closing Date, and periodically thereafter as required in order to update the contents thereof upon any changes in the matters certified therein, the Servicer shall furnish to the Vehicle Trustee, the Indenture Trustee, the Holder and the Registered Pledgee an Officer’s Certificate listing the officers of the Servicer involved in, or responsible for, the servicing of the 20[__]-[__] Leases.

(b)      On or before each Determination Date, the Servicer shall, in addition to the information required in Section 3.1 of the Basic Servicing Agreement, include in the Officer’s Certificate provided for in such Section the amount of any reimbursement being requested pursuant to such Section for the related Collection Period from the 20[__]-[__] SUBI Collection Account.

2.11.       Annual Officer’s Certificate.  The Servicer shall deliver to the Owner Trustee, the Indenture Trustee and shall make available to each Rating Agency, within 90 days after the end of the Servicer's fiscal year (commencing with the fiscal year 20[__]), an Officer's Certificate signed by a Responsible Officer of the Servicer, stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or such shorter period in the case of the first such Officer's Certificate) and of the performance of its obligations under this Agreement has been made under such officer's supervision and (ii) to such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

2.12.       Assessment of Compliance and Annual Accountants’ Attestation.  (a)  Within 90 days after the end of the Servicer's fiscal year (commencing with the fiscal year 20[__]), the Servicer shall:

(i)           deliver to the Issuer and the Administrator a report regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Issuer and signed by an authorized officer of the Servicer, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit C hereto delivered to the Issuer and the Administrator concurrently with the execution of this Agreement;

(ii)           deliver to the Issuer and the Administrator a report of a registered public accounting firm reasonably acceptable to the Issuer and the Administrator that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)           cause each Subservicer and each Subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Issuer and the Administrator an assessment of compliance and accountants’ attestation as and when provided in paragraphs (i) and (ii) of this Section; and

(iv)           if requested by the Administrator, acting on behalf of the Issuer, deliver to the Issuer and the Administrator and any other Person that will be responsible for signing the certification (a “Sarbanes

Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a securitization transaction a certification in the form attached hereto as Exhibit B.

The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.  The Administrator, acting on behalf of the Issuer, will not request delivery of a certification under clause (a)(iv) above unless the Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an Issuer whose asset pool includes the 20[__]-[__] SUBI Certificate.

(b)      Each assessment of compliance provided by a Subservicer pursuant to Section 2.16 shall address each of the Servicing Criteria specified on a certification to be delivered to the Servicer, Issuer and the Administrator on or prior to the date of such appointment.  An assessment of compliance provided by a Subcontractor pursuant to Section 2.12(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer and the Issuer on the date of such appointment.

2.13.       Custody of Lease Documents and Certificates of Title.

(a)           To reduce administrative costs and ensure uniform quality in the servicing of the 20[__]-[__] Leases and BMW FS’ own portfolio of leases, the Trust hereby appoints the Servicer as its agent, bailee and custodian of the 20[__]-[__] Leases, the certificates of title relating to the 20[__]-[__] Vehicles, the insurance policies and insurance records and other documents related to the 20[__]-[__] Leases and the related Lessees and 20[__]-[__] Vehicles.  Such documents will not be physically segregated from other leases, certificates of title, insurance policies and insurance records or other documents related to other leases and vehicles owned or serviced by the Servicer, including leases and vehicles which are not part of the 20[__]-[__] SUBI Assets.  The accounting records and computer systems of BMW FS will reflect the allocation of the 20[__]-[__] Leases and 20[__]-[__] Vehicles to the SUBI, and the interest of the holders of the SUBI Certificate therein.  The Servicer may appoint one or more agents to act as subcustodians of certain items relating to the 20[__]-[__] Leases, the certificates of title relating to the 20[__]-[__] Vehicles, the insurance policies and insurance records and other documents related to the 20[__]-[__] Leases and the related Lessees and 20[__]-[__] Vehicles so long as the Servicer remains primarily responsible for their safekeeping.

(b)           The Servicer shall maintain possession of each Lease File at one of its offices specified in Schedule A to this Agreement or at such other office as shall be specified to the Issuer and the Indenture Trustee by written notice not later than 30 days after any change in location (except that, in the case of any 20[__]-[__] Lease constituting “electronic chattel paper”, the “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such 20[__]-[__] Lease shall be maintained by the Servicer in a computer system such that the Servicer maintains “control” (as such term is used in Section 9-105 of the UCC) over such “authoritative copy”). The Servicer shall maintain possession of any written amendment to any 20[__]-[__] Lease constituting tangible chattel paper or electronic chattel paper.  The Servicer shall make available to the Trust, the Issuer and the Indenture Trustee or their duly authorized representatives, attorneys or auditors a list of locations of the Lease Files and the related accounts, records and computer systems maintained by the Servicer at such times during normal business hours as the Issuer shall reasonably instruct, which does not unreasonably interfere with the Servicer’s normal operations or customer or employee relations.

(c)           The Servicer hereby acknowledges that any 20[__]-[__] Leases assigned to the Trust and owned by the Trust that are in the possession of, or are otherwise held on the Servicer’s system in the name of BMW Financial Services NA, LLC, are possessed or held in such a manner by the Servicer as agent for the Trust.

2.14.       Servicer Defaults; Termination of Servicer.

(a)      Notwithstanding Section 4.1(a) of the Basic Servicing Agreement, the occurrence and continuation of any of the following shall constitute an Event of Default under the Servicing Agreement (each, a “Servicer Default”):

(i)           the Servicer shall fail to cause the delivery to the Indenture Trustee for distribution to the Noteholders, to the Owner Trustee for distribution to the Trust Certificateholders or to the Vehicle Trustee for distribution to holders of interests in the UTI, the SUBI or any Other SUBI, any required payment, which failure continues for 5 Business Days after discovery of such failure by an officer of the Servicer or receipt by the Servicer of notice thereof from the Indenture Trustee, the Owner Trustee or Noteholders evidencing not less than a majority of the aggregate unpaid principal balance of the Notes, voting together as a single class; or

(ii)           the Servicer fails to duly observe or perform in any material respect any of its covenants or agreements in the Servicing Agreement not otherwise covered in this Section 2.14(a), which failure materially and adversely affects the rights of a Holder of the 20[__]-[__] SUBI Certificate, the Noteholders or Trust Certificateholders, as applicable, and which continues unremedied for 90 days after receipt by the Servicer of written notice thereof from the Indenture Trustee or the Noteholders evidencing not less than a majority of the aggregate unpaid principal balance of the Notes, or such default becomes known to the Servicer;

(iii)           any representation, warranty, or statement of the Servicer made in the Servicing Agreement, any other Basic Document to which the Servicer is a party or by which it is bound or any certificate, report or other writing delivered pursuant to the Servicing Agreement that proves to be incorrect in any material respect when made, which failure materially and adversely affects the rights of a Holder of the 20[__]-[__] SUBI

Certificate, the Noteholders or the Trust Certificateholders, continues unremedied for 90 days after receipt by the Servicer of written notice thereof from the Indenture Trustee or the Noteholders evidencing not less than a majority of the aggregate unpaid principal balance of the Notes, or such default becomes known to the Servicer;

(iv)           the entry of a decree or order for relief by a court or regulatory authority having jurisdiction over the Servicer in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian sequestrator or other similar official of the Servicer or of any substantial part of its property, the ordering the winding up or liquidation of the affairs of the Servicer and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(v)           the commencement by the Servicer of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future or state bankruptcy, insolvency or similar law, or the consent by the Servicer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer or of any substantial part of its property or the making by the Servicer of an assignment for the benefit of creditors or the failure by the Servicer generally to pay its debts as such debts become due or the taking of corporate action by the Servicer in furtherance of any of the foregoing.

provided, however, that any Servicer Default with respect to the 20[__]-[__] SUBI shall not constitute an Event of Default with respect to any Other SUBI and any Event of Default (as such term is defined in the Basic Servicing Agreement) with respect to any Other SUBI shall constitute a Servicer Default or Event of Default (as such term is defined in the Basic Servicing Agreement) only with respect to such SUBI and not with respect to the 20[__]-[__] SUBI.

Notwithstanding the foregoing, delay in or failure of performance referred to under clause (iii) for a period of 120 days, under clause (i) for a period of 45 days or clause (iv) for a period of 60 days, will not constitute an Servicer Default if that failure or delay was caused by a Force Majeure.  Upon the occurrence of any such event, the Servicer will not be relieved from using all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of the Servicing Agreement, and the Servicer will provide to the Indenture Trustee, the Vehicle Trustee, the Depositor and the Securityholders prompt notice of such failure or delay by it, together with a description of its efforts to so perform its obligations.

(b)      Upon the occurrence and continuation of any Servicer Default under the Servicing Agreement, the Servicer shall provide to the Indenture Trustee, the

Owner Trustee, and any Noteholders prompt notice of such failure or delay by it, together with a description of its efforts to so perform its obligations.  Upon the written direction of the Holder (which for this purpose shall be the Indenture Trustee acting at the direction of the Noteholders holding not less than the Required Percentage), the Vehicle Trustee shall waive any default by the Servicer in the performance of its duties under the Servicing Agreement and its consequences.  Upon the waiver of a past default, such default will cease to exist and any Servicer Default arising therefrom will be deemed to have been remedied.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(c)      In addition to the provisions of Section 4.1(b) of the Basic Servicing Agreement, if a Servicer Default shall have occurred and be continuing with respect to the 20[__]-[__] SUBI, the Vehicle Trustee may, to the extent such Servicer Default relates to the SUBI Assets, upon the direction of the holder and pledgee of the SUBI Certificates, terminate all of the rights and obligations of the Servicer under the Servicing Agreement with respect to the SUBI Assets.  For purposes of the immediately preceding sentence, the holder of the SUBI Certificate will be the Indenture Trustee acting at the direction of Noteholders holding not less than the Required Percentage, so long as any Notes are outstanding.  In each case, upon written direction from the holder of the SUBI Certificate, the Vehicle Trustee will effect that termination by delivering notice thereof to the Servicer, with a copy made available to each Rating Agency and any rating agency rating any securities based on any Other SUBIs affected by that Servicer Default.

(d)      Upon the termination of the Servicer with respect to the SUBI Assets, the Servicer subject to that termination or removal will continue to perform its functions as Servicer, until the date a successor Servicer is appointed as Servicer under the Servicing Agreement.  As soon as practicable after the termination of the Servicer (but in no event more than 10 Business Days after any such termination), the Servicer shall deliver the Lease Files to the Indenture Trustee or the Indenture Trustee’s designee at the place or places as the Indenture Trustee may reasonably designate; provided, however, that with respect to “authoritative copies” of the 20[__]-[__] Leases constituting electronic chattel paper, the Servicer shall transfer such “authoritative copies” to the successor Servicer, unless otherwise instructed by the Indenture Trustee.  In connection with any such transfer of “authoritative copies” of the 20[__]-[__] Leases, an authorized representative of the Servicer shall use commercially reasonable efforts to convert an authoritative copy into tangible form by permanently removing such electronic authoritative copy from the Servicer’s electronic vaulting system and causing a contract in tangible form to be printed as the tangible authoritative copy that constitutes original tangible chattel paper for purposes of the UCC, and shall deliver such tangible authoritative copy to the successor Servicer or to the Indenture Trustee or the Indenture Trustee’s designee at the place or places as the Indenture Trustee may reasonably designate.

(e)      In the event of a termination of the Servicer as a result of a Servicer Default with respect to the SUBI Assets only, the Vehicle Trustee, acting at the direction of the holder of the SUBI Certificate – which holder for this purpose will be the Indenture Trustee, acting at the direction of Noteholders holding not less than Required Percentage will appoint a successor Servicer.  The Vehicle Trustee will have the right to approve that successor Servicer, and that approval may not be unreasonably withheld.

(f)      Upon appointment of a successor Servicer, the successor Servicer shall assume all of the rights and obligations of the Servicer under the Servicing Agreement; provided, however, that no successor Servicer shall have any responsibilities with respect to making any Advance.  Any compensation payable to a successor Servicer may not be in excess of that permitted the predecessor Servicer.

(g)      In the event the Servicer is removed with respect to servicing the 20[__]-[__] SUBI Assets, the Servicer shall be entitled to reimbursement for any outstanding Advances made pursuant to this Supplement, to the extent of the funds available therefore.

2.15.       Servicer Representations and Warranties.

(a)      Effective as of the date hereof, the Servicer hereby represents and warrants that each 20[__]-[__] Lease and the related 20[__]-[__] Vehicle:

(i)           was a new BMW vehicle at the time of origination of the Lease;

(ii)           has a model year of 20[__] or later;

(iii)           provides for level payments that fully amortize the adjusted capitalized cost of the 20[__]-[__] Lease at the related Lease Rate to the related Contract Residual Value over the lease term and, in the event of a lessee initiated early termination, provides for payment of the Early Termination Cost;

(iv)           was originated on or after [________], 20[__];

(v)           has a Maturity Date on or after the [________] 20[__] Payment Date and no later than the [________] 20[__] Payment Date;

(vi)           is not more than [____] days past due as of the Cutoff Date;

(vii)           was originated by BMW FS in the United States for a Lessee with a U.S. address in the ordinary course of BMW FS’ business and in compliance with BMW FS’ customary credit policies and practices;

(viii)           is a U.S. dollar-denominated obligation;

(ix)           provides for constant Monthly Payments to be made by the Lessee over the Lease Term;

(x)           is a closed-end lease as to which no selection procedure aside from those specified herein was used that was believed to be adverse to the holders of interests in the Vehicle Trust, the SUBI or any Other SUBI;

(xi)           was created in compliance in all material respects with all applicable federal and state laws, including consumer credit, truth in lending, equal credit opportunity and applicable disclosure laws;

(xii)           (a) is a legal, valid and binding payment obligation of the Lessee, enforceable against the Lessee in accordance with its terms, as amended, (b) has not been satisfied, subordinated, rescinded, canceled or terminated, (c) no right of rescission, setoff, counterclaim or defense has been asserted or threatened in writing and (d) no written default notice has been transmitted to BMW FS;

(xiii)           an electronic executed copy of the documentation associated therewith is located at one of BMW FS’ offices;

(xiv)           requires the Lessee to obtain physical damage and liability insurance that names the lessor as loss payee covering the related 20[__]-[__] Vehicle as required under the 20[__]-[__] Lease;

(xv)           has been validly assigned to the Vehicle Trust by the related Center and is owned by the Vehicle Trust, free of all liens, encumbrances or rights of others other than liens relating to administration of title and tax issues;

(xvi)           all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by the Vehicle Trust and the Vehicle Trustee in connection with (i) the origination of such Lease and (ii) the execution, delivery and performance by the Vehicle Trust of the Lease have been duly obtained, effected or given and are in full force and effect as of the date of the origination of such Lease;

(xvii)           the related Center, BMW FS and the Vehicle Trust have each satisfied all obligations required to be fulfilled on its part with respect thereto;

(xviii)           the related Lessee has a billing address in a Trust State and is not BMW FS, the Depositor or any of their respective affiliates;

(xix)           the related certificate of title is registered in the name of the Vehicle Trust or the Vehicle Trustee (or a properly completed application for such certificate of title has been submitted to the appropriate titling authority);

(xx)           is a closed-end lease that required all Monthly Payments to be made within [__] months of the date of origination of such lease;

(xxi)           is fully assignable and does not require the consent of the Lessee as a condition to any transfer, sale or assignment of the rights of the originator;

(xxii)           has not been deferred or otherwise modified except in accordance with BMW FS’ normal credit and collection policies and practices;

(xxiii)           is not an asset of an Other SUBI;

(xxiv)           to the knowledge of BMW FS, the related Lessee is not currently the subject of a bankruptcy proceeding; and

(xxv)           the related 20[__]-[__] Lease constitutes tangible “chattel paper” or “electronic chattel paper” for purposes of the UCC and, with respect to such related 20[__]-[__] Lease constituting “electronic chattel paper,” the Vehicle Trust has “control” (as such term is used in Section 9-105 of the UCC) over the “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such related 20[__]-[__] Lease.

(b)           Effective as of the date hereof, the Servicer further hereby represents and warrants that:

(i)           The Servicer has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and assets and conduct its business, is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, and has full power and authority to execute and perform its obligations under the Agreement, the Basic Documents and the Notes.

(ii)           The execution and delivery of this Servicing Supplement and any other Basic Document to which the Servicer is a party has been duly authorized by all necessary corporate action of the Servicer, and this Servicing Supplement and any other Basic Document to which the Servicer is a party has been duly executed and delivered by the Servicer and when duly executed and delivered by the other parties hereto this Servicing Supplement will be the valid and binding agreement of the

Servicer, enforceable against the Servicer in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).

(iii)           The Servicer is not (and its entry and performance of its obligations under the Basic Documents will not cause it to be) in violation of any term or provision of its charter documents or by-laws, or in breach of or in default under any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Servicer or any agreement to which it is a party or by which its properties are bound, the consequence of which violation, breach or default would have (A) a materially adverse effect on or constitute a materially adverse change in, or constitute a development involving a prospective materially adverse effect on or change in, the condition (financial or otherwise), earnings, properties, business affairs or business prospects, net worth or results of operations of the Servicer or (B) a material and adverse effect on its ability to perform its obligations under the Agreement.

(iv)           The Servicer possesses all consents, licenses, certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its businesses, and the Servicer has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on or constitute a material adverse change in, or constitute a development involving a prospective material adverse effect on or change in, the condition (financial or otherwise), earnings, properties, business affairs or business prospects, net worth or results of operations of the Servicer except as described in or contemplated by the Prospectus.

(v)           No legal or governmental proceedings are pending or threatened to which the Servicer is a party or to which the property of the Servicer is subject except for such proceedings that would not, if the subject of any unfavorable decision, ruling or finding, singly or in the aggregate, have a material adverse effect on the condition (financial or otherwise), earnings, properties, business affairs or business prospects, net worth or results of operations of the Servicer or the Servicer’s ability to perform its obligations under the Agreement.

2.16.       Appointment of Subservicer or Subcontractor.

(a)      The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as Servicer hereunder; provided however, that the Servicer shall remain obligated and be liable to the Owner Trustee, the Indenture Trustee and the Securityholders for the servicing and administering of the 20[__]-[__] Leases and 20[__]-[__] Vehicles in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the 20[__]-[__] Leases and 20[__]-[__] Vehicles. The fees and expenses of any subservicer shall be as agreed between the Servicer and such subservicer from time to time, and none of the Owner Trustee, the Indenture Trustee, the Issuer or the Securityholders shall have any responsibility therefor.

(b)      The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Issuer to comply with the reporting and compliance provisions of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer as is required to file all required reports with the Commission.  The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Issuer and the Administrator any servicer compliance statement required to be delivered by such Subservicer under Section 2.11, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2.12 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2.12(a)(iv) as and when required to be delivered.

(c)      The Servicer shall promptly upon request provide to the Issuer or the Administrator, acting on behalf of the Issuer, a written description (in form and substance satisfactory to the Issuer and the Administrator) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which, if any, of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which, if any, elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Issuer and the Depositor to comply with the reporting and compliance provisions of this Agreement to the same extent as if such Subcontractor were the Servicer.  The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Issuer and the Administrator any assessment of compliance and attestation required to be delivered by such Subcontractor, in each case as and when required to be delivered.

2.17.       Information to be Provided by the Servicer.

(a)      At the request of the Administrator, acting on behalf of the Issuer, for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) notify the Issuer and the Administrator in writing of any material litigation or governmental proceedings pending against the Servicer or any Subservicer and (ii) provide to the Issuer and the Administrator a description of such proceedings.

(b)      As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Issuer, the Administrator and the Depositor, at least 10 Business Days prior to the effective date of such succession or appointment, (x) written notice to the Issuer and the Administrator of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Issuer and the Administrator, all information reasonably requested by the Issuer or the Administrator, acting on behalf of the Issuer, in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(c)      In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Issuer or the Administrator, acting on behalf of the Issuer, the Servicer shall provide such information regarding the performance or servicing of the 20[__]-[__] Leases and 20[__]-[__] Vehicles as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.  Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the Servicer under this Agreement, commencing with the first such report due not less than ten Business Days following such request.

2.18.       Remedies.

(a)      The Servicer shall be liable to the Issuer, the Administrator and the Depositor for any monetary damages incurred as a result of the failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, attestation, accountants’ letter or other material when and as required under Article IV, including any failure by the Servicer to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and shall reimburse the applicable party for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer, or any Subcontractor.

(b)      The Servicer shall promptly reimburse the Issuer and the Administrator for all reasonable expenses incurred by the Issuer or Administrator as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the 20[__]-[__] Leases and 20[__]-[__] Vehicles to a successor servicer.  The provisions of this paragraph shall not limit whatever rights the Issuer or

Administrator may have under other provisions of this Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

2.19.       Purchase of the 20[__]-[__]SUBI Certificate; Redemption of the Notes; Repayment of the Trust Certificates.

(a)      The Servicer shall be permitted at its option (the “Optional Purchase”) to purchase the 20[__]-[__] SUBI Certificate from the Issuer on any Payment Date if, either before or after giving effect to any payment of principal required to be made on such Payment Date, the Note Balance is less than or equal to 5% of the Initial Note Balance.  The purchase price for the 20[__]-[__] SUBI Certificate shall equal the sum of (i) the outstanding Note Balance, together with accrued interest thereon up to but not including such Payment Date, and (ii) the aggregate amount of any accrued and unpaid fees, expenses and indemnities due and owing to the Indenture Trustee and the Owner Trustee, in each case to the extent such fees, expenses and indemnities have not been previously paid by the Servicer (the “Optional Purchase Price”), which amount shall be deposited by the Servicer into the SUBI Collection Account on the Deposit Date related to such Payment Date.  If the Servicer exercises the Optional Purchase, the Notes shall be redeemed in whole, but not in part, on the related Payment Date at the Redemption Price.

(b)      Notice of any redemption of the Notes pursuant to this Section 2.19 shall be given by the Servicer or Administrator to the Owner Trustee and the Indenture Trustee as soon as practicable.  The Administrator shall make notice of such redemption available to each Rating Agency.

(c)      Following the satisfaction and discharge of the Indenture and the payment in full of the principal of and interest on the Notes, the Trust Certificateholders will succeed to the rights of the Noteholders hereunder and the Owner Trustee will succeed to the rights of, and assume the obligations to make payments to Trust Certificateholders of, the Indenture Trustee pursuant to this Agreement.

2.20.       Servicer Not to Resign.

Subject to Sections 2.10 and 4.1(b) of the Basic Servicing Agreement, the Servicer shall not resign from the obligations and duties imposed on it by this Supplement as Servicer except upon a determination that the performance of its duties under this Supplement shall no longer be permissible under applicable law.  Notice of any determination that the performance by the Servicer of its duties hereunder is no longer permitted under applicable law shall be communicated to the Owner Trustee, the Indenture Trustee and the Vehicle Trustee at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered by the Servicer to the Owner Trustee, the Indenture Trustee and the Owner Trustee concurrently with or promptly after such notice. No resignation of the

Servicer shall become effective until a successor Servicer acceptable to the Indenture Trustee, acting at the direction of the majority of Noteholders, has assumed the responsibilities and obligations of the resigning Servicer. If no Servicer has been appointed within 30 days of resignation or removal, or the date upon which any regulatory authority requires such resignation, the Indenture Trustee may petition any court of competent jurisdiction for such appointment.

2.21.       Pull-Ahead and Other Early Termination Marketing Programs.  The Servicer may, in its discretion, with respect to any 20[__]-[__] Lease, permit the Lessee under the related 20[__]-[__] Lease to terminate such 20[__]-[__] Lease prior to its scheduled termination date as part of a “pull-ahead” or other marketing program; provided, however, that such early termination shall not be permitted unless all Pull-Ahead Amounts due and payable by the Lessee under such 20[__]-[__] Lease on or before the date of such Lessee’s election to terminate the 20[__]-[__] Lease have been paid by or on behalf of such Lessee and are deposited in the 20[__]-[__] SUBI Collection Account within the time period thereafter stated in Section 2.4 of this Servicing Supplement. Following such early termination, the Servicer shall charge the related Lessee any applicable Excess Wear and Use Payments and Excess Mileage Payments in accordance with customary servicing practices with respect to Leases that are terminated early by the related Lessee in the absence of a “pull-ahead” or other marketing program.

2.22.       Vehicle Trustee Compensation.  Notwithstanding anything to the contrary contained herein or in the Vehicle Trust Agreement, including without limitation, Sections 6.5, 7.8 and 8.1 of the Vehicle Trust Agreement, the fees, expenses, and indemnification owed to the Vehicle Trustee pursuant to the Vehicle Trust Agreement shall be paid by the Servicer and no recourse may be had to the 20[__]-[__] SUBI Assets for any such amounts.

ARTICLE III - MISCELLANEOUS

3.1.       Termination of Supplement.  This Servicing Supplement shall terminate upon the termination of the 20[__]-[__] SUBI.   Any such termination hereunder shall effect a termination only with respect to the 20[__]-[__] SUBI Assets and not as to Trust Assets allocated to any Other SUBI, and shall not effect a termination of the Basic Servicing Agreement or any other servicing supplement.

3.2.       Governing Law.  This Servicing Supplement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any otherwise applicable principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

3.3.       Amendment.  (a)  Notwithstanding the foregoing, this Servicing Supplement (and, accordingly, the Basic Servicing Agreement, insofar as it relates to the 20[__]-[__] SUBI) may be amended from time to time by the parties hereto:

(i)           without the consent of the Noteholders; provided, that any such action will not, in the good faith judgment of the parties hereto, materially and adversely affect the interest of any Noteholder; and

(ii)           from time to time (including to change the remittance schedule for depositing SUBI Collections and other amounts into the 20[__]-[__] SUBI Collection Account) upon receipt of the consent of the Noteholders holding at least a majority of the aggregate principal balance of the Notes and, to the extent affected thereby, the consent of Trust Certificateholders holding at least a majority of the aggregate principal balance of the Certificates, for the purpose of adding any provision to, or changing in any manner the rights of the Notes or Certificates, provided however, that to the extent that any such amendment materially affects the UTI or any Other SUBI, the 20[__]-[__] SUBI Certificate or the 20[__]-[__] SUBI Assets, such amendment shall require the consent of at least a majority of the Holders affected thereby; in addition, to the extent that (A) such amendment shall increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections or payments in respect of the 20[__]-[__] SUBI or the 20[__]-[__] SUBI Certificate or distributions required to be made on any Securities or (B) reduce the percentage of the aggregate principal amount of Securities required to consent to any such amendment, any such amendment shall require the consent of all the Holders or holders of 100% of all outstanding Securities, as the case may be.

(b)      In connection with any amendment to this Supplement, an Opinion of Counsel is required to be delivered to the Vehicle Trustee to the effect that after such amendment, for federal income tax purposes, the Trust will not be treated as an association (or a publicly traded partnership) taxable as a corporation.

(c)      Any amendment to this Supplement shall amend the Basic Servicing Agreement only insofar as such amendment relates to the 20[__]-[__] SUBI.

(d)      Any amendment to this Supplement shall be deemed not to materially and adversely affect the interests of any holder of Notes, if the Rating Agency Condition is satisfied.

(e)      The Indenture Trustee shall be notified promptly of any amendments to this Servicing Supplement.

3.4.       Relationship of this Servicing Supplement to Other Trust Documents.  Unless the context otherwise requires, this Servicing Supplement and the other Basic Documents shall be interpreted so as to give full effect to all provisions hereof and thereof.  In the event of any actual conflict between the provisions of this Servicing Supplement and (i) the Vehicle Trust Agreement, with respect to the servicing of any

Trust Assets, the provisions of this Servicing Supplement shall prevail and (ii) the Basic Servicing Agreement, the provisions of this Servicing Supplement shall control.

3.5.       Binding Effect.  The provisions of this Servicing Supplement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns, and all such provisions shall inure to the benefit of the Vehicle Trustee on behalf of the Trust and the Indenture Trustee.

3.6.       Table of Contents and Headings.  The Table of Contents and Article and Section headings herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

3.7.       Counterparts.  This Servicing Supplement may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

3.8.       Further Assurances.  Each party will do such acts, and execute and deliver to any other party such additional documents or instruments, as may be reasonably requested in order to effect the purposes of this Servicing Supplement and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder.

3.9.       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided at law, in equity or otherwise.

3.10.       No Petition.  The parties hereto, by entering into this Supplement, hereby covenant and agree that prior to the date that is one year and one day after the date upon which all obligations and payments under the Securitized Financing have been paid in full, they will not institute against, or join any Person in instituting against any Holder, any Registered Pledgee, the UTI Beneficiary (and the general partner of the UTI Beneficiary that is a partnership, or the managing member of the UTI Beneficiary that is a limited liability company), the Vehicle Trustee, the Trust, any Special Purpose Affiliate (and the general partner of any Special Purpose Affiliate that is a partnership, or the managing member of any Special Purpose Affiliate that is a limited liability company) that holds a beneficial interest in the Trust, the Transferor, the Issuer, the Indenture Trustee or any Affiliate or beneficiary of the same, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any United States federal or state bankruptcy or similar law.  This Section shall survive the complete or partial termination of the Servicing Agreement or the SUBI Trust Agreement and the complete or partial resignation or removal of the Servicer.

3.11.       Limitation of Liability of Vehicle Trustee.  Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by BNY Mellon Trust of Delaware not in its individual capacity but solely in its capacity as Vehicle Trustee of the Vehicle Trust and in no event shall BNY Mellon Trust of Delaware in its individual capacity have any liability for the representations, warranties, covenants, agreements or other obligations of the Vehicle Trust hereunder, as to all of which recourse shall be had solely to the assets of the Vehicle Trust.  For all purposes of this Agreement, in the performance of any duties or obligations of the Vehicle Trust hereunder, the Vehicle Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Part VI of the SUBI Trust Agreement.

3.12.       Intent of Parties; Reasonableness.  The Servicer, Sponsor and Issuer acknowledge and agree that the purpose of Sections 2.12 and 2.16 of this Supplement is to facilitate compliance by the Issuer and the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.

None of the Sponsor, the Administrator nor the Issuer shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act).  The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Issuer or the Administrator in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.  In connection with this transaction, the Servicer shall cooperate fully with the Administrator and the Issuer to deliver to the Administrator or Issuer, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Issuer or the Administrator to permit the Issuer or Administrator (acting on behalf of the Issuer) to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the 20[__]-[__] Leases and 20[__]-[__] Vehicles, or the servicing of the 20[__]-[__] Leases and 20[__]-[__] Vehicles, reasonably believed by the Issuer or the Administrator to be necessary in order to effect such compliance.

The Issuer and the Administrator (including any of its assignees or designees) shall cooperate with the Servicer by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the reasonable judgment or the Issuer or the Administrator, as applicable, to comply with Regulation AB.

3.13.       Series Disclaimer and Acknowledgment.  The parties hereto acknowledge and agree that the Trust is organized in series pursuant to Section 3804(a) and 3806(b)(2) of the Business Trust Statute.  As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each series of the Trust shall be enforceable against the assets of such series of the Trust only, and not against the assets of the Trust generally or the assets of any other series of the Trust or against the Trustee of the Trust.  There may be several series of the Trust created pursuant to the Trust Agreement of the Trust.

3.14.       Third-Party Beneficiaries.  The Holder and Registered Pledgee of the 20[__]-[__] SUBI Certificate (including the Issuer and the Indenture Trustee), and their respective successors, permitted assigns and pledgees are third-party beneficiaries of the Servicing Agreement and this Servicing Supplement, insofar as they apply to the 20[__]-[__] SUBI.

3.15.       Effect of Supplement on Basic Servicing Agreement.

(a)      Except as otherwise specifically provided herein or unless the context otherwise requires, (i) the parties hereto shall continue to be bound by all provisions of the Basic Servicing Agreement and (ii) the provisions set forth herein shall operate either as additions to or modifications of the extant obligations of the parties under the Basic Servicing Agreement, as the context may require.  In the event of any conflict between this Supplement and the Basic Servicing Agreement in respect of the 20[__]-[__] SUBI, the provisions of this Supplement shall prevail.

(b)      For purposes of determining the obligations of the parties hereto under this Supplement with respect to the 20[__]-[__] SUBI, except as otherwise indicated by the context, general references in the Basic Servicing Agreement to (i) a SUBI Certificate shall be deemed to refer more specifically to the 20[__]-[__] SUBI Certificate, (ii) the SUBI shall be deemed to refer more specifically to the 20[__]-[__] SUBI, (iii) a SUBI Portfolio shall be deemed to refer more specifically to the portfolio of assets of the 20[__]-[__] SUBI, (iv) a SUBI Asset shall be deemed to refer more specifically to the 20[__]-[__] Leases, the 20[__]-[__] Vehicles and the other Trust Assets allocated to or earned by the 20[__]-[__] SUBI, (v) a SUBI Servicing Agreement Supplement shall be deemed to refer more specifically to this Servicing Supplement and (vi) a SUBI Supplement shall be deemed to refer more specifically to the 20[__]-[__] SUBI Supplement.

3.16.       Additional Agreements.  The Servicer agrees to fulfill its obligations under Sections 2.1(a), 2.1(d), 2.4, 2.5(a), 3.1(a), 3.1(b), 3.3 and 5.7 of the 20[__]-[__] SUBI Supplement.

ARTICLE IV - ASSET REPRESENTATIONS REVIEW; DISPUTE RESOLUTION

4.1.       Asset Representations Review.

(a)           If a Delinquency Trigger has occurred with respect to any Collection Period, the Servicer will promptly send to the Administrator, the Indenture Trustee and each Noteholder (and to each applicable Clearing Agency for distribution to Note Owners in accordance with the rules of such Clearing Agency) a notice (i) stating that a Delinquency Trigger has occurred in respect of that Collection Period, and including reasonably detailed calculations thereof, and (ii) describing the rights of the Noteholders and Note Owners regarding an Asset Representations Review of the all ARR Leases by the Asset Representations Reviewer pursuant to Section 12.01 of the Indenture and the Asset Representations Review Agreement.

(b)           If the Indenture Trustee notifies the Servicer that sufficient Requesting Noteholders have requested pursuant to Section 12.01 of the Indenture the initiation of a review of all ARR Leases by the Asset Representations Reviewer pursuant to the Asset Representations Review Agreement, then the Servicer shall:

(i)                       promptly set a deadline for the receipt of Noteholder votes on that matter, which shall be no earlier than 150 days after the date of the Form 10-D in which the substance of the notice described in clause (iii) below is reported;

(ii)                      promptly notify the Indenture Trustee of the deadline set pursuant to clause (i) above; and

(iii)                      promptly prepare and send to the Administrator, the Indenture Trustee and each Noteholder (and to each applicable Clearing Agency for distribution to Note Owners in accordance with the rules of such Clearing Agency, with a copy to the Indenture Trustee) a notice (A) stating that there will be a Noteholder vote pursuant to Section 12.02 of the Indenture on whether to initiate an Asset Representations Review of all ARR Leases by the Asset Representations Reviewer pursuant to the Asset Representations Review Agreement, and (B) describing those procedures.

(c)           If the Indenture Trustee notifies the Servicer pursuant to Section 12.02 of the Indenture that sufficient Noteholders have voted within the required time to initiate an Asset Representations Review of all ARR Leases by the Asset Representations Reviewer pursuant to the Asset Representations Review Agreement, then the Servicer shall:

(iv)                      promptly notify the Asset Representations Reviewer and the Indenture Trustee of the number of ARR Leases;

(v)                      within thirty days after receipt by the Servicer of such notice from the Indenture Trustee, render reasonable assistance, including granting access to copies of any underlying documents and Collateral Files and all other relevant documents, to the Asset Representations Reviewer to facilitate the performance of a review of all ARR Leases, pursuant to Section [__] of the Asset Representations Review Agreement, in order to verify compliance with the representations and warranties made to the Issuer by BMW FS.  The Servicer will redact all such materials to remove any personally identifiable customer information.  Except for the measure described in the immediately preceding sentence, the Servicer will use commercially reasonable efforts not to change the meaning of such materials or their usefulness to the Asset

Representations Reviewer in connection with its review, pursuant to Section [__] of the Asset Representations Review Agreement.; and

(vi)                      provide such other reasonable assistance to the Asset Representations Reviewer as it requests in order to facilitate its Asset Representations Review of the ARR Leases pursuant to the Asset Representations Review Agreement.

4.2.       Dispute Resolution.

(a)           If the Owner Trustee, the Indenture Trustee or any Noteholder (the “Requesting Party”) requests that BMW FS repurchase any Lease due to an alleged breach of a representation and warranty in Section 3.01 and the repurchase request has not been fulfilled or otherwise resolved to the reasonable satisfaction of the Requesting Party within 180 days of the receipt of notice of the request by BMW FS, the Requesting Party will have the right to refer the matter, at its discretion, to either mediation or third-party arbitration pursuant to this Section 11.02 or to institute a legal proceeding.  The Requesting Party will provide notice of its intention to refer the matter to mediation or arbitration or to institute a legal proceeding to BMW FS within 30 days of such 180th day.  BMW FS agrees to participate in the resolution method selected by the Requesting Party.

(b)           If the Requesting Party selects mediation (including non-binding arbitration) as the resolution method, the following provisions will apply:

(i)           The mediation will be administered by JAMS pursuant to its Mediation Procedures in effect on the date hereof.

(ii)           The mediator will be impartial, knowledgeable about and experienced with the laws of the State of New York and an attorney specializing in commercial litigation with at least 15 years of experience and who will be appointed from a list of neutrals maintained by JAMS.  Upon being supplied a list of at least ten potential mediators by JAMS each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential mediators in order of preference JAMS will select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)           The parties will use commercially reasonable efforts to begin the mediation within 30 Days of the selection of the mediator and to conclude the mediation within 60 days of the start of the mediation.

(iv)           The fees and expenses of the mediation will be allocated as mutually agreed by the parties as part of the mediation.

(b)           If the Requesting Party selects arbitration as the resolution method, the following provisions will apply:

(i)           The arbitration will be administered by the AAA pursuant its Arbitration Rules in effect on the date of this Agreement.

(ii)           The arbitral panel will consist of three members, (i) one to be appointed by the Requesting Party within five Business Days of providing notice to BMW FS of its selection of arbitration, (ii) one to be appointed by BMW FS within five Business Days of that appointment and (iii) the third, who will preside over the panel, to be chosen by the two party-appointed arbitrators within five Business Days of the second appointment.  If any party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the stated time periods, then the appointments will be made by AAA pursuant to the Arbitration Rules.  Each arbitrator will be impartial, knowledgeable about and experienced with the laws of the State of New York and an attorney specializing in commercial litigation with at least 15 years of experience.

(iii)           Each arbitrator will be independent and impartial and will abide by the Code of Ethics for Arbitrators in Commercial Disputes in effect as of the date of this Agreement.  Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.   Any arbitrator may be removed by AAA for cause consisting of actual bias, conflict of interest or other serious potential for conflict.

(iv)           After consulting with the parties, the arbitral panel will devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 90 days.  The arbitral panel will have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with then-prevailing New York law (including prehearing and post hearing motions), and will do so on the motion of any party to the arbitration.

(v)           Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: four party witness depositions not to exceed five hours, and one set of  interrogatories, document requests, and requests for admissions; provided that the arbitral panel will have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitral panel determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)           The arbitral panel will make its final determination no later than 90 days after appointment.  The arbitral panel will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way.  The arbitral panel will not have the power to award punitive damages or consequential damages in any arbitration conducted by them.  In its final determination, the arbitral panel will determine and award the costs of the arbitration (including the fees of the arbitral panel, cost of any record or transcript of the arbitration, and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitral panel in its reasonable discretion.  The determination of the arbitral panel will be in writing and counterpart copies will be promptly delivered to the parties.  The determination will be final and non-appealable and may be enforced in any court of competent jurisdiction.

(vii)           By selecting binding arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.

(viii)           No person may bring a putative or certified class action to arbitration.

(c)           The following provisions will apply to both mediations and arbitrations:

(i)           Any mediation or arbitration will be held in New York, New York;

(ii)          The details and/or existence of any unfulfilled repurchase request, any informal meetings, mediations or arbitration proceedings conducted under this Section 11.02, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties' attempt to informally resolve an unfulfilled repurchase request, and any discovery taken in connection with any arbitration, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 11.02).  Such information will be kept strictly confidential and will not be disclosed or discussed with any third party (excluding a party's attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 11.02), except as otherwise required by law, regulatory requirement or court order.  If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with the opportunity to object to the production of its confidential information.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Supplement to be duly executed by their respective officers duly authorized as of the day and year first above written.

FINANCIAL SERVICES VEHICLE TRUST, with respect to the 20[__]-[__] SUBI

By:         BNY Mellon Trust of Delaware, not in its individual capacity but solely as Vehicle Trustee

By:     __________________________________
Name:
Title:

BMW MANUFACTURING L.P.,
as UTI Beneficiary

By:      BMW FACILITY PARTNERS, LLC,
as General Partner

By:     __________________________________
Name:
Title:

By:     __________________________________
Name:
Title:

BMW FINANCIAL SERVICES NA, LLC,
as Servicer

By:     __________________________________
Name:
Title:

By:     __________________________________
Name:
Title:

SCHEDULE A

LOCATION OF LEASE FILES

BMW Financial Services NA, LLC
5550 Britton Parkway
Hilliard, Ohio 43016

A-1

EXHIBIT A

SCHEDULE OF 20[__]-[__] VEHICLES

[Omitted.  Copies on file with the Servicer, the Indenture Trustee and the Owner Trustee.]

A-1

EXHIBIT B

FORM OF ANNUAL CERTIFICATION

Re:
The Servicing Agreement dated as of [________], 20[__] (the “Agreement”), among FINANCIAL SERVICES VEHICLE TRUST (the “Vehicle Trust”), BMW MANUFACTURING L.P. (the “UTI Beneficiary”) and BMW FINANCIAL SERVICES NA, LLC, as the sponsor (in such capacity, the “Sponsor”) and as servicer (in such capacity, the “Servicer”).

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to the Issuer and the Depositor, and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)           I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Item 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the 20[__]-[__] Leases and 20[__]-[__] Vehicles by the Company during 20[__] that were delivered by the Company to the Issuer and the Depositor pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)           Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)           Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the Issuer and the Depositor;

(4)           I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the

B-1

Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)           The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the Issuer, the Administrator, the Depositor, the Indenture Trustee and the Owner Trustee.  Any material instances of noncompliance described in such reports have been disclosed to the Issuer, the Administrator and the Depositor.  Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:  _________________________

By:  ________________________
Name:
Title:

B-2

EXHIBIT C

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Servicer, shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the receivables are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on receivables are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel..
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
 Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Reference	Criteria
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of receivables serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on receivables is maintained as required by the transaction agreements or related receivables documents.
1122(d)(4)(ii)	Receivables and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on receivables, including any payoffs, made in accordance with the related receivables documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related receivables documents.

1122(d)(4)(v)	The Servicer’s records regarding the receivables agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's receivables (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with usual customary procedures.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with usual customary procedures.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a receivable is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent receivables including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for receivables with variable rates are computed based on the related receivables documents.

Reference	Criteria
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s receivables documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable receivables documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related receivables, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

By:  _______________________________
        Name:
        Title: